                   PEGASUS ENTERTAINMENT & FUNDING CORPORATION
                     Two Clinton Square - Syracuse, NY 13202








                                 August 25, 1995




Mr. Todd Fisher
Debbie Reynolds Hotel & Casino
305 Convention Center Drive
Las Vegas, NV 89109

RE:  $3,000,000 CREDIT LINE FOR CASINO EXPANSION

Dear Todd:

     We are prepared to offer Debbie Reynolds Hotel & Casino ("DRHC") a $3,000,000 credit line to expand the casino operations ("Casino Loan") subject to the following:

          1). A complete review and due diligence on the DRHC property and financial condition at no cost to DRHC.

          2).  Approval by the Pegasus Board of Directors.

     DRHC and Pegasus agree to be governed by the following terms and conditions pertaining to this loan:

          a). If Pegasus does not agree to provide this loan within six months from the date of this agreement, DRHC would have no responsibility to proceed with Pegasus or this loan and would not be required to compensate Pegasus for this credit line.

          b). If Pegasus agrees to provide this credit line to DRHC as evidenced in writing, DRHC has the following options:

               i. If DRHC decides not to accept the loan from Pegasus, Pegasus would receive $4,000 per month for a 36 month period from the date of the letter evidencing our intentions to proceed from DRHC prior to Pegasus being found suitable for a gaming license relative to the DRHC property.
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                                 Mr. Todd Fisher
                                 August 25, 1995
                                  -Page 2 of 3-


                    Notwithstanding this $4,000 payment, DRHC agrees to assist with the process of obtaining a gaming license at the DRHC property. After Pegasus is found suitable, Pegasus would be entitled to 2% of gross gaming revenue without deductions ("Gross Gaming Revenue") and the $4,000 per month fee would be null and void.

                    Notwithstanding the fees or percentage of Gross Gaming Revenue as set forth above, DRHC would have the right to buyout this on-going compensation structure by paying Pegasus an amount equal to the highest months Gross Gaming Revenue times 12 times 2 times .02. This right would occur no sooner than after 12 complete months of casino operation whereby DRHC was the licensed owner of the casino.

                    DRHC's right to this buyout is conditioned on having made all payments under this section on a current basis. If any payments are owed or late under this section, the buyout option would be null and void.

               ii. If DRHC agrees to accept the credit line the loan terms would be as follows:

                    a). The loan would bear interest at 14% per annum with interest only due until the expansion was complete or 12 months from the day of the initial draw, whichever is earlier with payments paid monthly. The loan would then amortize with equal principal and interest payments over 48 months at 14% per annum, with payments paid monthly.

                    b). If Pegasus were found suitable for a gaming license relative to the DRHC property, any time within the initial 36 months of the granting of the first draw of the casino loan, Pegasus could convert, at its option, up to 50% of the casino loan into an interest in 7% of Gross Gaming Revenue in the DRHC casino provided that the entire $1,500,000 was converted. Pegasus would also have the option of converting a portion of the loan less than the 50% into a share of Gross Gaming Revenue at the DRHC casino with a relationship identical to converting $1,500,000 in loans to 7% of Gross Gaming Revenue.

                    c). Notwithstanding what is set forth under b.ii., if DRHC desires an expansion of the casino beyond the initial scope of the $3,000,000 casino credit line, DRHC would have the option of reducing Pegasus'

                                 Mr. Todd Fisher
                                 August 25, 1995
                                  -Page 3 of 3-

                         interest in the Gross Gaming Revenue of the casino operations to 3.5% by repaying the full equity portion of Pegasus' loan in a lump sum basis within three years of the date of this agreement.

                         Additionally, DRHC would have the option of taking out Pegasus completely by repaying the equity portion in a lump sum as discussed previously and by paying Pegasus six times the annualized Gross Gaming Revenue times .04. This option to remove the 3.5% of Gross Gaming Revenue is only exercisable after the expansion of the casino has been completed and a casino has been in full operation for 12 full months.

                    c). This agreement is assignable by Pegasus with the permission of DRHC which would not be unreasonably withheld.

     If the agreement as set forth meets with your approval, please indicate by signing and returning to my attention as soon as possible.


                                                  Best regards,

                                                  PEGASUS ENTERTAINMENT
                                                       & FUNDING CORPORATION

                                                  /s/ Kevin J. Kuppel

                                                  KEVIN J. KUPPEL
                                                  Chief Executive Officer


     KJK/id

AGREED AND ACCEPTED BY:
DEBBIE REYNOLDS HOTEL & CASINO


BY: /s/ Todd Fisher
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TITLE:         CEO
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DATE: 8-25-95
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